Exhibit 99.1

NEORX ACQUIRES CANCER COMPOUND FROM ANORMED

Seattle, April 5, 2004 — NeoRx Corporation (NASDAQ: NERX) today announced that it has acquired from AnorMED Inc. (TSX: AOM) the worldwide exclusive rights, excluding Japan, to develop, manufacture and commercialize AMD473, a platinum-based anti-cancer agent.  AMD473 has been administered to more than 500 cancer patients in phase I and phase II clinical trials, demonstrating anti-cancer activity in a wide range of tumors and a manageable safety profile. NeoRx expects to initiate clinical studies of AMD473 in one or more cancer indications in the second half of this year.

“The acquisition of AMD473 fits our strategic focus on broadening our drug development pipeline with a compound that has already proven effective in early stage trials,” said Jack L. Bowman, Chairman and CEO of NeoRx.  “Furthermore, we believe that the AMD473 development program is highly complementary to our STR™ program and we have the clinical staff and financial resources to move forward with AMD473 clinical development, while conducting our phase III trial with STR.  We are also very satisfied with this transaction’s terms, which allow us to reserve our financial resources for product development.  All-in-all, we believe that the acquisition of AMD473 will prove to be beneficial for our Company and our shareholders”

Under the terms of the agreement, NeoRx paid AnorMED a one-time upfront milestone payment of $1 million in NeoRx common stock and $1 million in cash.  The agreement also provides for additional milestone payments to AnorMED of up to $13 million, payable in cash or a combination of cash and NeoRx common stock.  Upon regulatory approval, AnorMED would receive royalty payments of up to 15% on product sales.

Under the agreement, NeoRx has acquired an exclusive license, under a portfolio of issued patents and patent applications, to develop, manufacture and commercialize AMD473.  The patent portfolio relates to composition of matter, formulations and methods of use of AMD473 and related analogs and compounds, and includes issued patents and patent applications in all major countries.  The agreement also transfers to NeoRx certain know-how pertaining to AMD473, including clinical and manufacturing data, regulatory submissions, and related information.  Also under the agreement, AnorMED will transfer to NeoRx an inventory of finished AMD473 suitable for use in clinical studies.

Philip S. Schein, MD, Chairman of NeoRx’s Scientific Advisory Board, said, “In clinical studies to date, AMD473 appears to have a broader spectrum of activity than currently available platinum-based drugs, and also shows anti-tumor activity in some platinum-resistant tumors in laboratory studies.  Clinical studies also have indicated that AMD473 has an acceptable safety profile, and reduced toxicity to the kidney and peripheral nervous system associated with the widely used platinum drug cisplatin.  AMD473 also is noteworthy for its potential, based on preclinical data, to address the growing need for oral chemotherapeutics for out-patient treatment.”

In phase I clinical studies of AMD473 as a single agent and in combination with other cancer therapeutics, anti-tumor activity was observed in a broad range of cancers.  In phase II monotherapy studies of AMD473, objective responses were observed in hormone-resistant prostate cancer, and in second-line ovarian, breast, and lung cancers, including platinum-resistant and platinum-sensitive cancers.  Existing platinum agents such as cisplatin and oxaliplatin exhibit nephrotoxicity and/or neurotoxicity.  No clinically significant nephrotoxicity or neurotoxicity has been observed with AMD473 to date.  Moreover, AMD473 has shown oral bioavailability and anti-tumor activity with oral administration in preclinical studies, and has the potential to be the first platinum agent with both intravenous and oral formulations.

Platinum-based cancer drugs have gained broad use since their introduction nearly 20 years ago.  The platinum drugs cisplatin, carboplatin and oxaliplatin are widely used in combination therapies for numerous tumor types.  The worldwide market for platinum-based cancer drugs is estimated to be over $1 billion.  However, available platinum drugs have undesirable side effects and toxicities, which limit their use.  There also remain a number of cancer indications that are not well treated with existing platinum agents, and all currently approved platinum agents are administered intravenously.  There is a need to expand the spectrum of activities of platinum anti-tumor agents to other cancer types.  An orally administered platinum agent also could be of significant benefit in the chemotherapeutic setting.

About AnorMED

AnorMED is a chemistry-based biopharmaceutical company focused on the discovery and development of new small molecule therapeutics for the treatment of cancer and HIV, among others. The company has four clinical products in development and a research program focused on a novel class of compounds that target specific chemokine receptors known to be involved in a variety of diseases.

About NeoRx

NeoRx is a cancer therapeutics development company with headquarters in Seattle and pharmaceutical manufacturing facilities in Denton, Tex.  In March 2004, the Company opened enrollment in a phase III pivotal trial of its lead therapeutic candidate, STR™ (Skeletal Targeted Radiotherapy), in patients with multiple myeloma, a cancer of the bone marrow.  NeoRx is developing STR for use with high-dose chemotherapy and autologous stem cell transplantation to treat multiple myeloma and other cancers where stem cell transplantation is indicated.

This release contains forward-looking statements relating to the development of the Company’s products, future operating results and strategic goals that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause the Company’s actual results to differ include early stage of AMD473’s development, whether results of later-stage clinical trials of AMD473 will further validate and support the safety and efficacy of any AMD473 product, uncertainties related to the timing and costs of completing clinical trials, and the timing of regulatory approvals, ability of AMD473 to demonstrate greater benefits than currently available platinum-based drugs, expected growth in demand for oral chemotherapeutics and ability of AMD473 to address that need, NeoRx’s ability to develop and commercialize AMD473 in a timely and cost-effective manner and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
206-286-2501	310-691-7100